Exhibit 10.22

NEENAH PAPER DIRECTORS’

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of January 1, 2009)

NEENAH PAPER DIRECTORS’ DEFERRED COMPENSATION PLAN

i

TABLE OF CONTENTS

(continued)

ii

NEENAH PAPER DIRECTORS’

DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1                               Establishment of the Plan.  Neenah Paper, Inc. (the “Company”) hereby amends and restates its deferred compensation plan for certain Directors, known as the Neenah Paper Directors’ Deferred Compensation Plan (the “Plan”), as set forth in this document.

1.2                               Purpose.  In recognition of the valuable services provided to the Company by Directors, the Company desires to establish an unfunded plan of deferred compensation for the purpose of providing Non-Employee Directors of the Company the opportunity to defer receipt of cash compensation and compensation in the form of stock payable to them for services to the Company as Directors.

1.3                               Effective Date.  The effective date of this amendment and restatement of the Plan is January 1, 2009.  The original effective date of the Plan is January 1, 2007.

ARTICLE II

DEFINITIONS

Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

2.1                               Accounts.  The bookkeeping accounts established and maintained by the Plan Administrative Committee pursuant to Section 4.2 to reflect the interest of a Participant under the Plan.

2.2                               Affiliate.  Any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code Section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code Section 414(o) and regulations promulgated thereunder.

2.3                               Agreement.  The agreement(s) executed between a Participant and the Company, whereby a Participant agrees to make Deferrals pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.  In the event the terms of the Agreement conflict with the terms of the Plan, the terms of the Plan shall be controlling.

2.4                               Beneficiary.  The person or persons who, under this Plan, become entitled to receive a Participant’s interest in the event of the Participant’s death.

2.5                               Board.  The Board of Directors of the Company.

2.6                               Cash Account.  The Account established pursuant to Section 4.2(A).

2.7                               Change of Control.  A Change of Control shall be deemed to have taken place if a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets” (as such terms are defined below) occurs.

(A)                               A change in the ownership of the Company.  A “change in ownership of the Company” shall occur on the date that any one person, or more than one person acting as a “Group” (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one person or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company.  In addition, the following shall not constitute a change in ownership of the Company:  (i) any acquisition by any one person, or more than one person acting as a Group, who on the Effective Date is the “beneficial owner” (within the meaning of Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended) (a “Beneficial Owner”) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any transaction described in Section 2.7(D).

(B)                               A change in the effective control of the Company.  A “change in the effective control of the Company” occurs on the date that:

(1)                                 Any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; provided, however, if any one person, or more than one person acting as a group, is considered to own thirty-five percent (35%) or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the effective control of the

Company.  Notwithstanding the foregoing, the following shall not constitute a change in the effective control of the Company:  (i) any acquisition by any one person, or more than one person acting as a Group, who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any transaction described in Section 2.7(D); or

(2)                                 A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that this subparagraph (2) shall apply only to the Company if no other corporation is a majority shareholder of the Company.

(C)                               A change in the ownership of a substantial portion of the Company’s assets. A “change in the ownership of a substantial portion of the Company’s assets” occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total “Gross Fair Market Value” (as defined below) equal to or more than 90% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(1)                                 a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)                                 an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)                                 a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company;

(4)                                 an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (C)(3) hereof); or

(5)                                 a Successor Entity pursuant to a transaction described in Section 2.7(D).

(D)                               Consummation of a reorganization, merger, or consolidation to which the Company is a party, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) shall not constitute a change in ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, if following such Business Combination: (i) all or substantially all the individuals or entities who were the Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of the members of the board of directors of the company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (ii) no person or Group (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the incumbent Board (including members of the Board whose appointment or election is endorsed by a majority of the Board prior to the date of the appointment or election) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(E)                                For purposes of the definition of Change of Control:

(1)                                 “Group” means persons acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock of the Company or assets of the Company, or a similar business transaction with the Company (the “Transaction”); provided, however, that with respect to any person who owns stock of both the Company and the other corporation in a Transaction, such person will only be treated as acting as a group with respect to his or her interest in the other corporation prior to the Transaction;

(2)                                 “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; and

(3)                                 Notwithstanding any other provision hereof, stock ownership shall be determined under Code Section 409A, and no Change of Control shall be deemed to have occurred hereunder unless such event constitutes a change in the ownership or effective control of the Company or in a substantial portion of the assets of the Company under Code Section 409A.

2.8                               Code.  The Internal Revenue Code for 1986, as amended from time to time, and as construed and interpreted by valid regulations and rulings issued thereunder.

2.9                               Company.  Neenah Paper, Inc., a Delaware corporation.

2.10                        Compensation Committee.  The Compensation Committee of the Board.

2.11                        Deferral.  The amount a Participant elects to defer pursuant to Section 4.1 as reflected in the Agreement between the Company and the Participant.

2.12                        Deferral Election.  Each election made by a Participant to pursuant to Section 4.1.

2.13                        Dividend Equivalents.  The right to receive cash payments (or payment in the form of Shares if the dividend is paid in Shares) measured by the dividend payable to a shareholder of record of the Company following the date of deferral of any given Restricted Stock Units hereunder and until the date the Dividend Equivalents are paid to the Participant hereunder on a number of Shares corresponding to the number of Restricted Stock Units.

2.14                        Determination Date.  The date on which the amount of a Participant’s Accounts is determined as provided in Article IV hereof.

2.15                        Director.  A Director means any individual who is a member of the Board.

2.16                        Disability.  A permanent and total disability such that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.  In addition, a Participant will be deemed to be subject to a Disability if the Participant is determined to be totally disabled by the U.S. Social Security Administration.

2.17                        Effective Date.  January 1, 2009.

2.18                        Investment Funds.  The phantom investment funds established under this Plan which will accrue earnings and losses as if the Participant’s Cash Accounts were invested in the actual Investment Funds as designated by the Company from time to time pursuant to Section 4.3.

2.19                        Non-Employee Director.  A Director who is not an employee of the Company or any Affiliate.

2.20                        Participant.  Any Director or former Director who has participated in the Plan, for so long as his or her benefits hereunder have not been entirely distributed from the Plan.

2.21                        Plan.  The Neenah Paper Directors’ Deferred Compensation Plan as set forth herein and as amended from time to time.

2.22                        Plan Year.  The calendar year.

2.23                        Plan Administrative Committee.  The committee appointed by the Compensation Committee to administer and regulate the Plan as provided in Article VI.

2.24                        Restricted Stock Units.  The right under the 2004 Omnibus Stock and Incentive Compensation Plan or other stock incentive plan maintained by the Company to receive, after the date of grant of such award, a specified number of Shares or cash in an amount determined by reference to the fair market value of a specified number of Shares or a combination thereof.

2.25                        Restricted Stock Units Account.  The Account established pursuant to Section 4.2(B).

2.28                        Share.  A share of common stock of the Company, $.01 par value per share.

2.27                        Separation from Service.

(A)                               (A)                               The Participant’s “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h)) with the “employer” (within the meaning of Treasury Regulations Section 1.409A-1(h)(3)).

(B)                           A Participant is considered to have a Separation from Service with the Company upon the expiration of the contract(s) under which services are performed for the Company if the expiration constitutes a good-faith and complete termination of the contractual relationship.  An expiration does not constitute a good-faith and complete termination of the contractual relationship if the Participant anticipates a renewal of a contractual relationship or becoming an employee of the Company.  For this purpose, the Company is considered to anticipate the renewal of the contractual relationship with the Participant if it intends to contract again for the services provided under the expired contract, and neither the Company nor the Participant has eliminated the Participant as a possible provider of services under any such new contract.  Further, the Company is considered to intend to contract again for the services provided under an expired contract if the Company’s doing so is conditioned only upon incurring a need for the services, the availability of funds, or both.

2.28                        Valuation Date.  Any business day on which securities are traded on the New York Stock Exchange.

2.29                        Construction.  Where appearing in the Plan, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.  The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                               Eligibility.  Each person who is a Non-Employee Director performing services for the Company in the United States and is subject to United States taxation is eligible to participate in the Plan.  Eligibility to participate in the Plan for any Non-Employee Director automatically ends upon the termination of the individual’s status as a Director.

If the Non-Employee Director becomes an employee of the Company (or an Affiliate), then any Deferrals for the Plan Year in which such employment commences shall remain in effect for the balance of the Plan Year but no further Deferrals may be made under the Plan.

3.2                               Participation.

(A)                               A Non-Employee Director shall become a Participant in the Plan by making a Deferral Election in accordance with Article IV hereof and filing an Agreement with the Plan Administrative Committee, at such time and in such form as the Plan Administrative Committee may require or permit.

(B)                               A Participant who ceases to be a Non-Employee Director will no longer be eligible to make further Deferrals under the Plan pursuant to Article IV; provided, however, that in any such circumstance, further Deferrals by the Participant under Article IV shall continue for as long as necessary to preserve the irrevocability of the election under Code Section 409A.  A Participant who ceases to be a Non-Employee Director shall continue to be subject to all other terms of the Plan so long as he remains a Participant of the Plan.

ARTICLE IV

DEFERRALS, INVESTMENT AND VESTING

4.1                               Deferral Elections

(A)                               Cash Deferral Elections.  Each Participant may elect to defer all or a portion of (i) any retainer fee payable in cash with respect to the Participant’s service on the Board, (ii) Board meeting fees and committee meeting fees payable in cash with respect to the Participant’s attendance as such meetings, (iii) any additional fees payable in cash with respect to the Participant’s service as a chairperson for a committee of the Board, and/or (iv) other cash fees paid to the Participant for service as a Director (collectively, “Fees”).  A Deferral Election under the Plan for Fees shall be made in accordance with the following:

(1)                                 Except as otherwise provided in this Section 4.1(A), an election to defer Fees for services performed during a Plan Year must be made prior to the beginning of such Plan Year.

(2)                                 With respect to the first Plan Year in which a Participant becomes eligible to participate in this Plan in accordance with Article III, an election to defer Fees must be made within thirty (30) days after the date the Participant becomes eligible to participate and such election shall apply only with respect to Fees for services performed subsequent to the election.

(B)                               Restricted Stock Units Deferral Elections.  A Participant may elect to defer all or a portion of the Restricted Stock Units granted to the Participant.  Deferral Elections under this Plan for Restricted Stock Units shall be made in accordance with the following:

(1)                                 Except as otherwise provided in this Section 4.1(B), an election to defer Restricted Stock Units must be made prior to the beginning of the Plan Year in which the Restricted Stock Units are granted.

(2)                                 With respect to the first Plan Year in which a Participant becomes eligible to participate in this Plan in accordance with Article III, an election to defer Restricted Stock Units must be made within thirty (30) days after the date the Participant becomes eligible to participate and such election shall apply only with respect to Restricted Stock Units granted subsequent to the election.

(C)                               Deferral of Dividend Equivalents.  Each Participant who elects to defer an amount of his Restricted Stock Units shall be deemed to have elected to defer all corresponding Dividend Equivalents applicable to such Restricted Stock Units (“Deferred Dividend Equivalents”).  As of the date any dividend is paid to holders of Shares of Company common stock, the Cash Account or the Restricted Stock Units Account shall be credited with Deferred Dividend Equivalents.  If the dividend is paid in cash, the Deferred Dividend Equivalents will be credited to the Cash Account.  If the dividend is paid in Shares, the Deferred Dividend Equivalents will be credited to the Restricted Stock Units Account.

(D)                               Duration of Deferral Elections.  Any Deferral Election(s) made under subsection (A) or (B) shall be irrevocable and shall apply only with respect to the Plan Year for which the election is made; provided, that a Participant may cancel his or her Deferral Election for a Plan Year due to an unforeseeable emergency pursuant to Section 5.4.  The Plan Administrative Committee may provide that any Deferral Election(s) are to be given continuing effect until terminated or modified by the Participant; provided, however, in that event, any such Deferral Election(s) shall become irrevocable as to a Plan Year as of the immediately preceding December 31st.

(E)                                Minimum Deferral.  In no event may the amount of a Participant’s Deferral Election related to his or her Fees paid during a Plan Year be projected at the time of the Deferral Election to be less than $5,000.

(F)                                 Timing of Deferral Credits.  The amount of Fees, Restricted Stock Units and Dividend Equivalents that a Participant elects to defer for a Plan Year shall cause an equivalent reduction in the Fees, Shares or cash paid pursuant to Restricted Stock Units, and Dividend Equivalents that would otherwise be paid to a Participant.  Deferrals of Fees, Restricted Stock Units and Dividend Equivalents shall be credited throughout each Plan Year as the Participant would otherwise be entitled to payment or grant of the same in the absence of a Deferral Election hereunder.

4.2                               Establishment of Accounts.  The Company shall create and maintain the following unfunded Accounts for each Participant eligible to participate in the Plan, to which it shall credit the amounts described in this Article IV:

(A)                               Cash Account.  The Participant’s deferral of his or her Fees pursuant to Section 4.1(A) and any Deferred Dividend Equivalents payable in cash for each Plan Year and all earnings, losses, and distributions attributable thereto shall be credited to and accounted for in a separate Cash Account for each Plan Year.

(B)                               Restricted Stock Units Account.  The Participant’s deferral of Restricted Stock Units pursuant to Section 4.1(B) and Deferred Dividend Equivalents payable in Shares for each Plan Year shall be credited to and accounted for in a separate Restricted Stock Units Account for each Plan Year.

4.3                               Investment Elections.

(A)                               Each Participant’s Cash Account for each Plan Year under this Plan shall be credited with earnings, gains and losses as if such accounts held actual assets and such assets were among such Investment Funds as the Company may designate.  Any such direction of investment shall be subject to such rules as the Company and the Plan Administrative Committee may prescribe, including, without limitation, rules concerning the manner of providing investment directions, the frequency of changing such investment directions, and method of crediting earnings, gains and losses for any portion of a Cash Account which is not covered by any valid investment directions.  Participants and Beneficiaries shall allocate their Cash Accounts among the deemed investment options by making an election with the Plan Administrative Committee at such time and in such form as the Plan Administrative Committee may require or permit.  A Participant or Beneficiary may elect to allocate his or her Cash Accounts among as many of the investment options which are offered by the Company.

(B)                               The Investment Funds from which the Participant shall make such election shall be selected by the Company.  The Company shall have the sole discretion to determine the number of Investment Funds to be designated hereunder and the nature of the funds and may change, add or eliminate the Investment Funds provided hereunder from time to time and shall communicate any such changes to Participants.

(C)                               The Plan Administrative Committee shall determine the rate of earnings, gains and losses to be credited to Participant’s Cash Accounts under this Plan with respect to any such Investment Fund for any period, taking into account the return, net of any expenses which would have been incurred in connection with the sale, investment and reinvestment of the Investment Funds (such as brokerage, postage, express and insurance charges and transfer taxes), of such Investment Funds for such period.

(D)                               Notwithstanding the foregoing, the Plan Administrative Committee may, but is not required to, direct the trustee (if any trust is established pursuant to Section 7.1) to invest amounts credited to the Participant’s Cash Accounts in accordance with the Investment Fund designations of the Participant.  Upon prior written notice to a Participant, the Plan Administrative Committee may revise or give no effect to a Participant’s investment selections.  If no investment election has been properly or timely filed with the Plan Administrative Committee or if the Plan Administrative Committee, upon prior written notice to the Participant, modifies the Participant’s election, an account shall be credited with the net income or net loss of the Investment Fund(s) selected by the Plan Administrative Committee.

4.4                               Investment Changes.  A Participant may elect as of any Valuation Date to change the manner in which his or her Cash Accounts and his or her future deferrals are deemed invested among the available Investment Fund options.  Any change of investment allocation received will be effective as of the close of business on that business day if received by 4:00 p.m. Eastern Standard Time (or, if earlier, the closing time of the New York Stock Exchange) or such other time and under such other conditions as may be imposed by the recordkeeper or the Plan Administrative Committee.  The determination of a Participant’s having timely elected a change of investment allocation shall be made in accordance with Plan Administrative Committee procedures.

4.5                               Account Credits.

(A)                               As soon as reasonably practicable after the date of withholding by the Company, deferrals of Fees previously elected by a Participant for a Plan Year and Deferred Dividend Equivalents payable in cash shall be credited to the Participant’s Cash Account.  As of the close of business on each Valuation Date, the designated Cash Accounts of each Participant shall be capable of being valued and adjusted to preserve for each Participant his or her proportionate interest in the related funds as if such account held actual assets and such assets were among such Investment Funds as the Participant or Beneficiary elected pursuant to Section 4.4.  As of each Valuation Date, the Cash Accounts of each Participant shall be capable of being adjusted to reflect the effect of income, collected and accrued, realized and unrealized profits and losses, expenses which would have been incurred in connection with the sale, investment and reinvestment of the Investment Funds (such as brokerage, postage, express and insurance charges and transfer taxes), and all other transactions with respect to the related fund.  The effect of such transactions shall be determined by the Plan Administrative Committee in accordance with generally accepted valuation principles applied on a consistent basis.  Each Participant’s Cash Accounts shall then be appropriately credited with his or her Deferrals as set forth in Section 4.6.

(B)                               The Restricted Stock Units Account of a Participant shall be credited as of the day of such Plan Year on which the Restricted Stock Units are granted to the Participant and shall be credited with Deferred Dividend Equivalents payable in Shares on the date they otherwise would have been payable to the Participant in the absence of a Deferral Election.  Restricted Stock Units shall be held in the

Restricted Stock Units Account in the form required under the underlying award agreement pursuant to which the Restricted Stock Units were granted (whether in Shares, in cash, or a combination of both).  No interest credits shall be made to the Restricted Stock Units Account under the Plan.

4.6                               Determination of Accounts.

(A)                               The balance of each Participant’s Cash Account as of each Valuation Date shall be calculated, in a manner determined by the Plan Administrative Committee in accordance with generally accepted valuation principles applied on a consistent basis, as follows: the beginning balance of each Participant’s Cash Account; less distributions payable as of the Valuation Date coincident with the Determination Date or, if none, the Valuation Date immediately following such Determination Date; plus investment earnings, gains and losses credited to each Participant’s Cash Account; plus Participant Deferrals credited to each Participant’s Cash Account.

(B)                               The balance of each Participant’s Restricted Stock Units Account as of each Determination Date shall be the whole and fractional number of Restricted Stock Units and Deferred Dividend Equivalents payable in Shares credited to the Restricted Stock Units Account as of that date.

4.7                               Vesting.  A Participant shall at all times be 100% vested in his or her Cash Accounts and the portion of his or her Restricted Stock Units Account representing Dividend Equivalent Rights payable in Shares.  A Participant will be vested in the portion of his Restricted Stock Units Account representing Restricted Stock Units when provided by the terms of the underlying award agreement pursuant to which such Restricted Stock Units were granted.  Any portion of the Restricted Stock Units that are forfeited pursuant to the applicable agreement under which the Restricted Stock Units were granted shall result in an immediate equivalent forfeiture in the Restricted Stock Units Account.

ARTICLE V

DISTRIBUTIONS

5.1                               Distribution Elections; Form of Payment and Issuance.  At the time the Participant makes a Deferral Election for a particular Plan Year as described in Section 4.1, the Participant shall make an irrevocable distribution election specifying the method that the Participant’s Cash Account and Restricted Stock Units Account for such Plan Year shall be distributed.

(A)                               The Participant may elect to receive payment of the Cash Account pursuant to one of the following methods:

(1)                                 A lump sum payment of the entire balance of the Cash Account; or

(2)                                 Annual installments payable over a period of two (2) to ten (10) years.

(B)                               The Participant may elect to receive issuance of the Restricted Stock Units and Dividend Equivalents that are not in the Cash Account held in the Restricted Stock Units Account in the form required under the underlying award agreement pursuant to which the Restricted Stock Units were granted (whether in Shares, in cash, or a combination of both) pursuant to one of the following methods:

(1)                                 A single payment subject to the specific Restricted Stock Units Account; or

(2)                                 Annual payments from the specific Restricted Stock Units Account over a period of two (2) to ten (10) years.

(C)                               Subject to the provisions of Article V, a Participant may make a different payment election for each Cash Account and Restricted Stock Units Account established to hold Participant Deferrals for a given Plan Year.  In the absence of the Participant making a distribution election, or in the absence of an effective distribution election, the default form of payment for a Cash Account shall be a lump sum distribution as described in subsection (A)(1) and the default form of payment for a Restricted Stock Units Account shall be a single payment as described in subsection (B)(1).

5.2                               Distribution of Benefits.

(A)                               Separation from Service.

(1)                                 At the time the Participant makes a Deferral Election for a particular Plan Year as described in Section 4.1, the Participant may irrevocably elect a commencement date for the applicable Cash Account and/or Restricted Stock Units Account attributable to such Plan Year that is as soon as administratively practicable, but not more than 90 days, following the Participant’s Separation from Service or as soon as administratively practicable, but not more than 90 days, after the first day of the calendar year following the Participant’s Separation from Service.  In the absence of the Participant making an election for an earlier commencement date following Separation from Service, or in the absence of an effective distribution election, the default shall be as soon as administratively practicable following, but not more than 90 days, the Participant’s Separation from Service.

(2)                                 Notwithstanding any other provision of the Plan, the Participant’s Cash Accounts and Restricted Stock Units Accounts shall commence to be paid to the Participant, in the manner elected pursuant to Section 5.1, not later than as soon as administratively practicable, but not more than 90 days, after the first day of the calendar year following the Participant’s Separation from Service.

(3)                                 Subject to the provisions of Article V, a Participant may make a different payment election for each Cash Account and Restricted Stock Units Account established to hold Participant Deferrals for a given Plan Year.

(4)                                 If, at the time of Separation from Service, the Participant is considered a “specified employee” as defined in Code Section 409A, then, notwithstanding the forgoing, the distribution of his or her Accounts shall suspended for a period of six-months after such separation from service (or, if earlier, his death) and such suspended amounts shall be paid in a lump sum as soon as practicable, but not more than 90 days, following the expiration of such six-month period (or, if earlier, his death).

(B)                               Distribution on Death.  Notwithstanding any other provision of this Plan, upon the death of a Participant, all of such Participant’s Cash Accounts and Restricted Stock Units Accounts shall be paid to the Beneficiary of such Participant in a single lump sum as soon as administratively practicable, but not more than 90 days, following the death of the Participant, regardless of any Deferral Election or whether the Participant has commenced receiving payment of any of his or her Accounts in installments.

5.3                               Scheduled Early Distributions.

(A)                               At the time the Participant makes a Deferral Election for a particular Plan Year as described in Section 4.1, the Participant may make an election to receive a payment, in the method elected pursuant to Section 5.1, of all or a portion of his or her Cash Account and/or Restricted Stock Units Account paid on a future date (the “In-Service Distribution Date”) while still performing services for the Company or any of its Affiliates; provided, however, that the In-Service Distribution Date selected must be at least 2 years from the first day of the Plan Year in which the Participant would otherwise be entitled to payment or grant of the Fees, Restricted Stock Units and Dividend Equivalents in the absence of a Deferral Election.

(B)                               A distribution pursuant to this Section 5.3 shall be made as soon as administratively practicable, but not more than 90 days, after the In-Service Distribution Date.  Notwithstanding the foregoing, if a Participant incurs a Separation from Service or dies before or after payment is scheduled to commence pursuant to this Section 5.3, the Participant’s entire balances of his or her Accounts then remaining will then be paid in pursuant to the provisions of Section 5.2.

(C)                               A Participant may change an In-Service Distribution Date by submitting to the Plan Administrative Committee a request for such a revision or change and obtaining the Plan Administrative Committee’s approval of such revision or change.  Except to the extent permitted under regulations or other regulatory guidance issued under Code Section 409A, if a Participant changes the time or form of distribution under a prior election,

(1)                                 the election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)                                 the first payment made pursuant to the election must be deferred for a period of five (5) years from the date the payment otherwise would have been made; and

(3)                                 the election may not be made less than twelve (12) months before the date when the first payment was scheduled to be paid.

5.4                               Unforeseen Emergency Benefit and Waiver of Deferral.

(A)                               In the event that the Plan Administrative Committee, upon written petition of the Participant, determines in its sole discretion, that the Participant has suffered an “unforeseeable emergency,” the Company shall pay to the Participant an amount from the Participant’s Accounts not in excess of the amount necessary to satisfy the unforeseeable emergency (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

(B)                               For these purposes, an “unforeseeable emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or his Beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), 152(b)(2), or 152(d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damages to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as described in Code Section 409A and applicable guidance and regulations promulgated thereunder.  The purchase of a home and the payment of college tuition are not unforeseeable emergencies.

(C)                               Payment under this Section 5.4 may not be made to the extent such hardship is or may be relieved:  (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of Deferrals pursuant to Section 4.1 hereof.

(D)                               The Plan Administrative Committee shall terminate the Participant’s Agreement under the circumstances described in Section 4.1(D).

(E)                                Subject to the foregoing, payment of any amount for which a Participant has filed a request under this Section 5.4 shall be made as soon as is administratively practicable, but not more than 90 days, after approval of such request by the Plan Administrative Committee.

5.5                               Change of Control.  On the initial Deferral Election form, the Participant may elect for the full amount of the Participant’s Cash Accounts and Restricted Stock Units Accounts

to be distributed to the Participant in a lump sum as soon as administratively practicable, but not more than 90 days, following a Change of Control.

5.6                               Deferral of Unvested Amounts.  Notwithstanding any other provision of this Plan, no portion of the Restricted Stock Units Account that is not vested shall be paid to the Participant.  If payment of the Restricted Stock Units Account is scheduled to commence while a portion of the Restricted Stock Units Account remains unvested, payment of the unvested portion shall be deferred until the date it becomes vested.

5.7                               Tax Withholding.  To the extent required by law, the Company shall withhold any taxes required to be withheld by any Federal, State or local government.

5.8                               Recipients of Payments; Designation of Beneficiary.  All payments to be made by the Company under the Plan shall be made to the Participant during his lifetime, provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary determined in accordance with this Section.  The Participant may designate a Beneficiary by filing a written notice of such designation with the Plan Administrative Committee in such form as the Plan Administrative Committee requires and may include contingent Beneficiaries.  The Participant may from time-to-time change the designated Beneficiary by filing a new designation in writing with the Plan Administrative Committee.  If no designation is in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the representative of the Participant’s estate.

5.9                               Inability to Locate Participant.  In the event that the Plan Administrative Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s commencement or payment date, after making a reasonable effort to locate such person, the amount allocated to the Participant’s Accounts shall be forfeited.  In the event the Participant or Beneficiary later notifies the Plan Administrative Committee of his whereabouts and requests the payments due to him under the Plan, the Company shall re-credit the Participant’s account and provide for payment of the re-credited amount (without interest or earnings) to the Participant or Beneficiary as soon as administratively practicable.

ARTICLE VI

PLAN ADMINISTRATIVE COMMITTEE

6.1                               Plan Administrative Committee.  The Compensation Committee shall designate one or more persons to serve as the Plan Administrative Committee to perform the duties and responsibilities set forth in Article VI.

6.2                               Committee Membership.

(A)                               The Plan Administrative Committee shall consist of one or more persons who shall be appointed by and serve at the pleasure of the Compensation Committee.

(B)                               The Compensation Committee shall have the right to remove any member of the Plan Administrative Committee at any time.  A member may resign at any time by written resignation to the Compensation Committee.  If a vacancy in the Plan Administrative Committee should occur, a successor may be appointed by the Compensation Committee.

6.3                               Powers.  The Plan Administrative Committee shall have all powers specified in the Plan in addition to all others as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to determine the method of payment of any Account hereunder, to adopt rules relating to the giving of timely notice, to select Investment Funds unless the Compensation Committee determines otherwise, and to perform such other duties as may from time to time be delegated to it by the Compensation Committee.  The Plan Administrative Committee may take such voluntary correction action as it considers necessary or appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as a consequence of administrative or operational error, including but not limited to reallocation adjustments in amounts of future payments to Participants or Beneficiaries and institution of prosecution of actions to recover benefit payments made in error or on the basis of incorrect or incomplete information.  The Plan Administrative Committee may prescribe such forms and systems and adopt such rules and actuarial methods and tables as it deems advisable.  It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Plan Administrative Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties both ministerial and discretionary, as it may deem necessary and appropriate.  The compensation of such agents who are not full-time employees of the Company shall be fixed by the Plan Administrative Committee within limits set by the Compensation Committee and shall be paid by the Company as determined by the Plan Administrative Committee.

6.4                               Organization and Procedures.  The Plan Administrative Committee shall elect one of its members as chairman.  Its members shall serve as such without compensation.  Plan Administrative Committee expenses shall be paid by the Company.  A majority of the Plan Administrative Committee members shall constitute a quorum.  The Plan Administrative Committee may take any action upon a majority vote at any meeting at which a quorum is present, and may take any action without a meeting upon the unanimous written consent of all members.  All actions by the Plan Administrative Committee shall be evidenced by a certificate signed by a member of the Plan Administrative Committee.  The Plan Administrative Committee shall appoint a secretary to the Plan Administrative Committee who need not be a member of the Plan Administrative Committee, and all acts and determinations of the Plan Administrative Committee shall be recorded by the secretary, or under his supervision.  All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

6.5                               Rules and Decisions.  The Plan Administrative Committee shall have absolute discretion in carrying out its duties under the Plan.  The Plan Administrative Committee shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business.  The Plan Administrative Committee shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan.  All determinations of the Plan Administrative Committee shall be final and binding on all parties.

6.6                               Authorization of Payments.  If a grantor trust is established pursuant to Section 7.1, subject to the provisions hereof, it shall be the duty of the Plan Administrative Committee to furnish the trustee of such trust with all facts and directions necessary or pertinent to the proper disbursement of the trust funds.

6.7                               Books and Records.  The records of the Company shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan.  The Plan Administrative Committee shall keep all individual and group records relating to Participants and Beneficiaries and all other records necessary for the proper operation of the Plan.  Such records shall be made available to the Company and to each Participant and Beneficiary for examination during normal business hours except that a Participant or Beneficiary shall examine only such records as pertain exclusively to the examining Participant or Beneficiary and the Plan.  The Plan Administrative Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder.  This provision shall not be construed as imposing upon the Plan Administrative Committee the responsibility or authority for the preparation, preservation, publication or filing of any document required to be prepared, preserved or filed by any other named fiduciary to whom such responsibilities are delegated by law or by the Plan.

6.8                               Perpetuation of the Plan Administrative Committee.  In the event that the Company shall for any reason cease to exist, then, unless the Plan is adopted and continued by a successor, the members of the Plan Administrative Committee at that time shall remain in office until the final termination of the Plan, and any vacancies in the membership of the Plan Administrative Committee caused by death, resignation, disability or other cause, shall be filled by the remaining member or members of the Plan Administrative Committee.

6.9                               Claims Procedure.

(A)                               Authorized Representative.  A Participant or Beneficiary under the Plan may name an authorized representative to act on his or her behalf under the claims procedures of the Plan, by providing written documentation of such authorization in such form as is acceptable to the Plan Administrative Committee.

(B)                               Procedure for Making Initial Claims.  Claims for benefits under the Plan may be made by submitting forms to the Plan Administrative Committee pursuant to procedures established by the Plan Administrative Committee from time to time.

(C)                               Review of Claims for Benefits.

(1)                                 Determination Regarding Initial Claims.  If a claim for Plan benefits is denied, the Plan Administrative Committee shall provide a written notice within 90 days to the claimant that contains (i) specific reasons for the denial, (ii) specific references to Plan provisions on which the Plan Administrative Committee based its denial, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s claim review procedures and time limits applicable to such procedures.

The notice shall also contain a statement that the claimant may (i) request a review upon written application to the Plan Administrative Committee within 60 days, (ii) submit written comments, documents, records and other information relating to the claim, and (iii) request copies of all documents, records, and other information relevant to the claimant’s claim.  If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required.

If additional time is required to make a decision on the claim, the Plan Administrative Committee shall notify the claimant of the delay within the original 90 day period.  This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected.  This extension period may not exceed 90 days beyond the end of the first 90-day period.

(2)                                 Appeals.  The claimant may appeal a denied claim by submitting a written request for an appeal review to the Plan Administrative Committee.  The appeal request must, however, be made within 60 days after the claimant’s receipt of notice of the denial of the claim.  Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing.  The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (as determined under applicable regulations).  An appeal shall be given a complete review by the Plan Administrative Committee, taking into account all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.

(3)                                 Decision on Review.  No later than 60 days following the receipt of the written application for review, the Plan Administrative Committee shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrative Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than 120 days after the date of receipt of the written application for review.  If the Plan Administrative Committee determines that the extension of time is required, the Plan Administrative Committee shall furnish to the claimant written notice of the extension before the expiration of the initial 60 day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrative Committee expects to render its decision on review.

In the case of a decision adverse to the claimant, the Plan Administrative Committee shall provide to the claimant written notice of the denial which shall include:  (i) specific reasons for the decision; (ii) specific references to pertinent Plan provisions on which the decision is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other  information relevant to the claimant’s claim for benefits; and (iv) a description of the Plan’s claim review procedures, and the time limits applicable to such procedures.

6.10                        Allocation or Reallocation of Responsibilities.  The Plan Administrative Committee may allocate their responsibilities under the Plan among themselves.  Any such allocation, reallocation, or designation shall be in writing and shall be filed with and retained by the secretary of the Plan Administrative Committee with the records of the Plan Administrative Committee.  If applicable, notwithstanding the foregoing, no reallocation of the responsibilities provided in a trust to manage or control the trust assets shall be made other than by an amendment to the trust.

6.11                        Service of Process.  The Company shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

ARTICLE VII

MISCELLANEOUS

7.1                               Unfunded Obligation.  The obligation to make payments hereunder shall constitute a contractual liability to the Participant.  Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure the such payments shall be made, and the Participant shall not have any interest in any particular assets of the Company by reason of its obligations hereunder.  To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.  The Company may establish a grantor trust as a source for the payment of benefit obligations under the Plan.  If established, the grantor trust shall be unfunded for purposes of the Code and for purposes of Title I of ERISA and all assets of the grantor trust shall be held in the United States.  The establishment of a grantor trust is not intended to cause Participants to realize current income on the amounts contributed thereto, and the grantor trust shall be so interpreted and administered.  Nothing contained in the Plan constitutes a guarantee by any Company that the assets of the Company shall be sufficient to pay any benefit to any person.

7.2                               Amendment and Termination.  The Company, by action of the Compensation Committee, shall have the right at any time to amend this Plan in any respect, or to terminate this Plan and may permit or require the acceleration of payment of the Participant’s Accounts in connection therewith to the extent permitted under Code Section 409A and the regulations thereunder; provided, however, that no such amendment or termination shall operate to reduce the benefit that has accrued for any Participant who is participating in the Plan.  Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company.

7.3                               Offset.  If, at the time payments are to be made hereunder, the Participant or the Beneficiary is indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

7.4                               Amounts Payable.  Any amounts payable by the Company hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its Non-Employee Directors.

7.5                               Rights and Obligations.  The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Company.

7.6                               Notice.  Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Plan Administrative Committee.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

7.7                               Governing Law.  The Plan shall be construed and governed by the laws of the State of Georgia.

7.8                               Assignment of Rights.  The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered.  Any attempt to do so shall be void.

7.9                               Liability.  Neither the Company, its employees, agents, any member of the Board or the Compensation Committee, the plan administrator nor the Plan Administrative Committee shall be responsible or liable in any manner to any Participant, Beneficiary, or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.

7.10                        Plan Sponsor.  The Company is the Plan sponsor.  All actions shall be taken by the Company in its sole discretion, not as a fiduciary, and need not be applied uniformly to similarly situated individuals.

7.11                        Section 16.  The transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended.  To the extent any provision under the Plan fails to so comply, it shall be deemed amended to the extent necessary to cause it comply with the same.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.

By:	/s/Richard Read

Name:	Richard Read

Title:	Vice President - Human Resources

Date:	December 17, 2008